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                                                                       EXHIBIT 4

AllServe Systems PLC
Technology Transfer Centre
Silverwood Park
Bockhurst Road, Berkshire SL5 7PW
Ascot, UK

         Re: Voting Agreement

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, dated as of July 11, 2003 (as amended or otherwise modified from time to time, the "Merger Agreement"), by and among AllServe Systems PLC (the "Buyer"), AllServe Systems, Inc. and Aegis Communications Group, Inc. (the "Company"). In consideration for Buyer entering into the Merger Agreement with the Company, which the undersigned acknowledges is good and valid consideration, the undersigned agrees as follows:

1. Capitalized terms used but not defined herein will have the meanings given to them in the Merger Agreement.

2. As of the date hereof, the undersigned and its affiliates are the lawful, legal and beneficial owners of, and have the power to vote and dispose of, an aggregate of 8,728.56 shares of Series E Preferred Stock of the Company and 46,750 shares of Series F Preferred Stock of the Company (collectively, the "Preferred Stock") and 2,788,502 shares of common stock, $.01 par value per share, of the Company ("Company Common Stock"). During the period from the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, the undersigned (a) will not, and will not permit any of its affiliates to, directly or indirectly, sell, assign, pledge, hypothecate, transfer, exchange or dispose of any shares of Preferred Stock or Company Common Stock without the prior written consent of the Buyer, and (b) will vote, and will cause its affiliates to vote, all shares of Preferred Stock and Company Common Stock in favor of adoption of the Merger Agreement and approval of the Merger at any meeting of the Stockholders of the Company and at any adjournments thereof.

3. During the period from the date of this Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, neither the undersigned, any of its affiliates nor any officer, director, employee, representative or agent thereof will (except as expressly permitted in the Merger Agreement), directly or indirectly, (a) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, or provide any non-public information to any person or entity relating to, any Acquisition Proposal or (b) agree to, vote in favor of, approve or recommend any Acquisition Proposal. The undersigned will notify the Buyer immediately (and no later than 72 hours) after receipt by the undersigned, any of its affiliates or any officer, director, employee, representative or agent thereof of any Acquisition Proposal or any request for non-public information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its subsidiaries by any person or entity that informs the undersigned that it is considering making or has made, an Acquisition Proposal. Such notice to the Buyer will be made orally and in writing and will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The undersigned, its affiliates and any officer, director, employee, representative or agent thereof will immediately cease any discussions or negotiations with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal and will request the return or destruction of all non-public information provided in connection therewith.


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4. Notwithstanding anything in this letter or the Merger Agreement to the contrary, the Company and each of the Company's affiliates, directors, employees, representatives and agents (other than Dean Anderson, Henry L. Druker, Kevin J. Prokop, Peter D. Fitzsimmons and Stanton D. Anderson) will be deemed not to be an affiliate of the undersigned for any purpose of this letter agreement.

5. This letter agreement will terminate and be of no further force or effect upon the earlier of the termination of the Merger Agreement in accordance with its terms or the Effective Time.

6. The terms of this letter will be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws provisions.



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                                     Very truly yours,



                                     QUESTOR SIDE-BY-SIDE PARTNERS II
                                     (3)(C)(1), L.P.



                                     By:          /s/ Dean Anderson
                                        ---------------------------------------
                                     Name:        Dean Anderson
                                          -------------------------------------
                                     Title:       Managing Director
                                           ------------------------------------
                                     Address:     9 West 57th Street
                                             ----------------------------------
                                                  New York, NY  10019
                                             ----------------------------------


Dated:  July 11, 2003

Preferred Stock owned: 685.337 shares of Series F Preferred Stock;
                       -------------------------------------------
                       148.18 shares of Series E Preferred Stock
                       -------------------------------------------

Common Stock owned: 47,337 shares of Common Stock
                    -----------------------------


Accepted:

ALLSERVE SYSTEMS PLC


By:      /s/ A.K. Sen
   ---------------------------------
Name:    A.K. Sen
     -------------------------------
Title:   Director
      ------------------------------